EXHIBIT 10.54

                      AMENDED AND RESTATED PROMISSORY NOTE



U.S. $60,000,000                                              City of New York
October 15, 2002                                     State of New York, U.S.A.

     FOR VALUE RECEIVED as a loan (the "Loan"), the undersigned, PANAMERICAN BEVERAGES, INC., a Panamanian corporation (the "Borrower"), unconditionally promises to pay to the order of ING BANK N.V., ACTING THROUGH ITS CURACAO BRANCH (the "Bank"), at the time and in the manner set forth in Section 2 below, the principal sum of SIXTY MILLION UNITED STATES DOLLARS (U.S. $60,000,000) on April 1, 2003 (the "Maturity Date").

     The Borrower promises to pay interest on the unpaid balance of the Loan from and including the date hereof until the Loan is paid in full, at a rate per annum equal to the sum of the Eurodollar Rate (as defined below) for the applicable Interest Period (as defined below) plus the Applicable Margin (as defined below), subject to the provisions of Section 2(c) and
Section 4(c) and (d) hereof. Accrued interest shall be payable on each Interest Payment Date (as defined below), provided that interest payable pursuant to Section 2(c) hereof shall be payable upon demand.

     All payments hereunder shall be made in U.S. Dollars and in immediately available funds, without deduction, set-off or counterclaim. The Bank shall maintain on its books records setting forth the amounts of principal, interest and other sums paid or payable by the Borrower from time to time hereunder. In the event of any dispute, action or proceeding relating to this Note, such records shall be conclusive in the absence of manifest error.

     This Note consolidates, renews, amends and restates the Promissory
Note in the principal amount of Sixty Million United States Dollars (U.S. $60,000,000), dated October 1, 2002, made by the Borrower in favor of the Bank (the "Original Note"). Without any further action on the part of any party, as of the date hereof, the entire outstanding principal amount of said Original Note, together with all accrued and unpaid interest thereon, shall be deemed to be outstanding under this Note with the same allocation between principal and interest as under said Original Note. Nothing herein shall be deemed or construed as a novation, satisfaction or refinancing of all or any portion of the indebtedness evidenced by the Original Note, all of such indebtedness shall be deemed to be outstanding under this Note as full as under said Original Note.

     1. Certain Defined Terms. As used in this Note, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     (a) "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however,


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that neither TCCC nor any of its direct or indirect Subsidiaries shall be considered an Affiliate of the Borrower or any of its Subsidiaries.

     (b) "Alternate Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

          (i) the Base Rate; and

         (ii) the Federal Funds Rate plus1/2of 1%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Bank in connection with extensions of credit. Changes in the rate of interest on the Loan bearing interest at the Alternate Base Rate will take effect simultaneously with each change in the Alternate Base Rate.

     (c) "Applicable Margin" means (i) for the period from the date hereof to January 1, 2003, 0.60% per annum; (ii) for the period from January 1, 2003 to February 1, 2003, 0.80% per annum; (iii) for the period from February 1, 2003 to March 1, 2003, 1.00% per annum; and (iv) from March 1, 2003 to (and including) the Maturity Date, 1.10% per annum; provided, however, that (A) if at any time from the date hereof to the Maturity Date the Borrower's BBB-/Baa3 credit rating category is increased by one or more gradations by any two of the three Credit Rating Agencies which currently maintain an investment grade credit rating for the Borrower, the then Applicable Margin shall decrease by a margin of 0.125% for each such gradation increase; and (B) if at any time from the date hereof to the Maturity Date the Borrower's BBB-/Baa3 rating category is decreased by one or more gradations by any two of the three Credit Rating Agencies which currently maintain an investment grade credit rating for the Borrower, a supplemental margin of 0.375% per gradation will be added to the then Applicable Margin.

     (d) "Back-to-Back Loan" means Debt of any Subsidiary owed to a third party that is fully collateralized by the proceeds of Debt incurred by the Borrower.

     (e) "Bank's Account" shall mean account No. 001-1-067634 maintained at Chase Manhattan Bank, N.A., New York, USA (ABA No. 021-0000-21), for credit to ING Bank N.V., Curacao Branch, or such other account at such other bank in New York City as the Bank shall specify from time to time to the Borrower.

     (f) "Base Rate" means the rate of interest from time to time announced by the Bank at its principal office in New York City as its prime commercial lending rate; provided that if the Bank shall cease to announce a prime commercial lending rate, then "Base Rate" shall mean the arithmetic average of the rates of interest publicly announced by The Chase Manhattan Bank and Citibank, N.A. (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank's "base" or other rate determined by the Bank to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, the Bank shall, during such period, determine the "Base Rate" based upon the prime commercial lending (or equivalent) rates announced publicly by the other such banks.


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     (g) "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and on which dealings are carried on in the London interbank market.

     (h) "Capitalized Leases" has the meaning specified in clause (v) of the definition of Debt.

     (i) "Change in Control" means:

          (i) the failure of the Shareholders (as defined in the Voting Trust Agreement) parties to the Voting Trust Agreement collectively to:

               (A) own, directly or indirectly, on the date hereof and until all Obligations owing under this Note are paid in full, at least a majority of the outstanding Voting Stock of the Borrower on a fully diluted basis, free and clear of all Liens; or

               (B) control, directly or indirectly, whether by the percentage of ownership of Voting Stock imposed by any applicable law, the possession of voting power or otherwise, the power to direct the affairs or control the composition of at least a majority of the board of directors, management committee, or other equivalent body, of the Borrower; or

               (C) dissolution or termination of the Voting Trust
          Agreement; or

               (D) the failure of TCCC to own (as a result of a sale by TCCC of such Common Stock described below), directly or indirectly, on the date hereof and until all Obligations owing under this Note are paid in full, at least 25% of the outstanding Class B Common Stock of the Borrower, 22.6% of the outstanding Class A Common Stock of the Borrower and 100% of the outstanding Class C Preferred Stock of the Borrower, in each case, on a fully diluted basis, free and clear of all Liens (it being understood that such percentage will be reduced on a proportionate basis in the event of any issuance or sale of Class A Common Stock or Class B Common Stock in which TCCC does not acquire its proportionate share); or

               (E) any reduction in the number of directors nominated by TCCC to the Borrower's Board of Directors as compared to the number of such directors nominated by TCCC as of the date of this Note.

     (j) "Coca-Cola Entity" means TCCC and any Wholly-Owned Subsidiary of
TCCC.

     (k) "Coca-Cola Facility" means the facility provided by The Coca-Cola Financial Corporation dated December 23, 1998.

     (l) "Compensation Plan" of the Borrower or any Subsidiary thereof means any program, plan or similar arrangement (other than employment contracts) relating generally to


                                    -3-


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compensation, pension, employment or similar arrangements to which the
Borrower or such Subsidiary (individually or in connection with any other Person) may have any liability.

     (m) "Confidential Information" means information furnished by or on behalf of the Borrower or an Affiliate of the Borrower to the Bank in a writing designated as confidential, but does not include any such information that (i) is or becomes generally available to the public or
(ii) is or becomes available to the Bank from a source other than the Borrower or an Affiliate of the Borrower other than as a result of a breach by the Bank of its obligations hereunder.

     (n) "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

     (o) "Consolidated Debt" means the outstanding principal amount of all Debt of the Borrower and its Consolidated Subsidiaries; provided, however, that Debt of the Borrower's Consolidated Subsidiaries shall not include any Debt of any Subsidiary to the extent, but only to the extent, that such Debt, (i) is held by the Borrower, whether in the form of a loan, participating interest or other instrument evidencing indebtedness or other Obligation of the Subsidiary so long as material enforcement, waiver or amendment decision regarding such Debt may be taken only by the Borrower, or (ii) represents a Back-to-Back Loan.

     (p) "Consolidated EBITDA" means, for any period, the sum, without duplication, of

          (i) Consolidated Operating Income for such period,

          plus

         (ii) all depreciation and amortization of assets (including Intangible Assets) of the Borrower and its Subsidiaries deducted in determining Consolidated Operating Income for such period.

     (q) "Consolidated Operating Income" means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated operating income (or loss), before interest, taxes and extraordinary items, of the Borrower and its Subsidiaries for such period.

     (r) "Consolidated Tangible Net Assets" means as of any date, the total amount of assets of the Borrower and its Subsidiaries, less (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Subsidiaries, all as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

     (s) "Credit Rating Agencies" means Fitch, Moody's and Standard &
Poor's.

     (t) "Debt" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all Obligations of such Person for the deferred purchase price of property or services, (iii) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Obligations of such Person as lessee


                                    -4-


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under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"), (vi) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any of its Affiliates or any warrants, rights or options to acquire such capital stock, (viii) all Obligations of such Person in respect of Hedge
Agreements, (ix) all Debt of others referred to in clauses (i) through
(viii) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (x) all Debt referred to in clauses (i) through (viii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that Debt shall not include trade accounts payable arising in the ordinary course of business.

     (u) "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     (v) "Disclosure Schedule" means the Disclosure Schedule set forth as Annex I hereto.

     (w) "Eligible Assignee" means (i) a commercial bank, finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) having total assets in excess of U.S. $250,000,000 and (ii) any Affiliate or branch of the Bank.

     (x) "Environmental Action" means means any administrative, regulatory or judicial action, suit, demand, demand letter, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     (y) "Environmental Law" means any supranational, federal, national, state, provincial, tribal, local or municipal law, rule, regulation, order, writ, judgment, injunction, decree, determination or award of any Governmental Authority within or outside the United States relating to or imposing standards of conduct concerning the environment, health, safety or Hazardous Materials.


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     (z) "Environmental Permits" means any permit, approval, identification number, license or other authorization required under any Environmental
Law.

     (aa) "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     (bb) "Eurodollar Rate" means, with respect to any Interest Period for the Loan, an interest rate per annum equal to the rate per annum obtained by dividing (i) the rate per annum determined by the Bank based on the rate(s) quoted on the Reuters Screen LIBO Page at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If only one rate appears on the Reuters Screen LIBO Page, the rate in clause (i) above will be such rate, and if two or more rates appear on the Reuters Screen LIBO Page, the rate in clause (i) above will be the arithmetic mean of such rates. The Eurodollar Rate for each Interest Period for the Loan shall be determined by the Bank.

     (cc) "Eurodollar Rate Reserve Percentage" for any Interest Period for the Loan means the reserve percentage applicable two Business Days before the first day of such Interest Period, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on the Loan is determined) having a term equal to such Interest Period.

     (dd) "Events of Default" has the meaning specified in Section 8.

     (ee) "Existing Debt" means Debt of the Borrower and its Subsidiaries outstanding on the date hereof.

     (ff) "Existing Debt Agreement" means any agreement or instrument pursuant to which any Existing Debt has been issued or incurred.

     (gg) "Federal Bankruptcy Code" means the United Stated Bankruptcy Code of 1978, as amended from time to time.

     (hh) "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

     (ii) "Fitch" means Fitch IBCA, Duff & Phelps.


                                    -6-


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     (jj) "GAAP" means, in the case of the Borrower and its Consolidated
Subsidiaries, generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements of the Borrower and Consolidated Subsidiaries furnished to the Bank prior to the date of this Note.

     (kk) "Governmental Authority" means any federation, nation, state, sovereign, or government, any federal, supranational, regional, state, tribal, local or political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or any other similar dispute-resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

     (ll) "Hazardous Materials" means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (ii) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law, and (iii) any other substance, exposure to which is regulated under any Environmental Law.

     (mm) "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates.

     (nn) "Indemnified Party" has the meaning specified in Section
9(d)(ii).

     (oo) "Intangible Assets" means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the end of the last fiscal quarter ended prior to the date hereof or the date of acquisition, if acquired subsequent to the date hereof, and all other items which would be treated as intangibles on the Consolidated balance sheet of the Borrower and its Subsidiaries.

     (pp) "Interest Payment Date" means (i) the last day of each Interest Period, including the Maturity Date and (ii) the date of any prepayment or repayment of principal of the Loan.

     (qq) "Interest Period" means the period commencing on (i) in the case of the initial Interest Period, October 1, 2002, or (ii) in the case of any subsequent Interest Period, the date immediately succeeding the last day of the immediately preceding Interest Period, and ending on the numerically corresponding date in the calendar month that is one month thereafter; provided, that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (C) notwithstanding the foregoing, if any Interest


                                    -8-


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Period would otherwise end after the Maturity Date, such Interest
Period shall end on the Maturity Date.

     (rr) "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (ix) and (x) of the definition of "Debt" in respect of such Person and, in the case of any permitted Investment in which the company in which such Investment is made becomes a Subsidiary of the Borrower, the amount of such Investment shall include the amount of any Debt of such Subsidiary at such time; provided that the "cash amount" of any Investment shall not be deemed to include such Debt.

     (ss) "Lending Office" means Zeelandia Office Park, Kaya W.F.G. (Jombi) Mensing 14, Curacao, Netherlands Antilles.

     (tt) "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     (uu) "Loan Documents" means this Note and each other instrument, agreement, certificate, notice or other document executed and/or delivered pursuant hereto or thereto or in connection herewith or therewith.

     (vv) "Margin Stock" means any "margin stock" or "margin security" as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System.

     (ww) "Material Adverse Change" means a material adverse change in the business, condition (financial or otherwise), operations, performance, properties, assets or prospects of the Borrower and its Subsidiaries taken as a whole.

     (xx) "Material Adverse Effect" means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties, assets or prospects of the Borrower and its Subsidiaries taken as a whole or (ii) the rights and remedies of the Bank under this Note.

     (yy) "Moody's" means Moody's Investors Service, Inc.

     (zz) "Net Issuance Proceeds" means, with respect to any issuance, sale or incurrence of any Debt in the international financial markets by any Person, the aggregate amount of cash received from time to time by or on behalf of such Person after deducting therefrom only (i) placement agents' or underwriters' commissions, and (ii) other reasonable and customary fees and expenses (including, without limitation, fees and expenses of counsel and bankers) payable by or on behalf of such Person in connection with such issuance, sale or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction or to the issuance, sale or incurrence that is the subject thereof.

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     (aaa) "Note" means this Amended and Restated Promissory Note.

     (bbb) "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect to such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
Section 8(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under this Note include (i) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under this Note and (ii) the obligation to reimburse any amount in respect of any of the foregoing that the Bank, in its sole discretion, may elect to pay or advance on behalf of the Borrower in accordance with this Note.

     (ccc) "Other Currency" has the meaning specified in Section 9(i)(i).

     (ddd) "Other Taxes" has the meaning specified in Section 5(b).

     (eee) "Permitted Lien" means, with respect to any Person:

          (i) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

          (ii) Liens imposed by law, such as carriers', warehousemen's, laborers', materialmen's, landlords', vendors', workmen's, operators', producers' and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings of review;

          (iii) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (iv) minor survey exceptions, minor encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (v) Liens existing on or provided for under the terms of agreements existing on the date hereof and described in Item 7(b)(i) of the Disclosure Schedule;

          (vi) Liens on property at the time the Borrower or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Borrower; provided, however, that any such Lien may not extend to any other property owned by the Borrower or any of its Subsidiaries;

          (vii) Liens securing Hedge Agreements so long as (A) such Hedge Agreements are of the type customarily entered into in connection with, and are entered into for, the bona fide purpose of reducing financial risk relating to interest rate or foreign exchange fluctuations, and (B) the collateral securing obligations in respect of such Hedge Agreements (1) consists only of cash or cash equivalents, and (2) does not exceed in market value on any date an amount equal to 1.5% of Consolidated Tangible Net Assets (calculated as of the end-date of the last quarter for which Consolidated financial statements have been distributed);

          (viii) Liens on accounts receivable, inventory or bottles and cases to secure working capital or revolving credit Debt incurred by any Subsidiary in the ordinary course of business;

          (ix) Purchase Money Liens;

          (x) Liens securing only Debt of a Wholly-Owned Subsidiary of the Borrower to the Borrower or one or more Wholly-Owned Subsidiaries of the Borrower;

          (xi) Liens on any property to secure Debt incurred in connection with the construction, installation or financing of bottling facilities financed through Debt issued by a Coca-Cola Entity or any subsidiary of it;

          (xii) Liens resulting from the deposit funds or evidences of Debt in trust for the purpose of defeasing Debt of the Borrower or any of its Subsidiaries;

          (xiii) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

          (xiv) rights of a common owner of any interest in property held by such Person;

          (xv) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary of such Person; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

          (xvi) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

          (xvii) Liens in favor of the issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of business; provided, however, that the obligations in respect of such letters of credit do not constitute Debt;

          (xviii) Liens arising in connection with Capitalized Leases in an aggregate principal amount not to exceed U.S. $75,000,000 at any time outstanding; and

          (xix) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing clauses (v) through (xii); provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on or to such property) and (B) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Debt described under clauses (v) through (xii) at the time the original Lien became a Permitted Lien under this Note and (2) any amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     (fff) "Person" means an individual, partnership, corporation
(including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     (ggg) "Process Agent" has the meaning specified in Section 9(j)(i).

     (hhh) "Purchase Money Lien" means a Lien on property securing Debt incurred by the Borrower or any of its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

     (iii) "Reuters Screen LIBO Page" means the display of London interbank offered rates (commonly known as "LIBOR") of major banks for Eurodollar deposits designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page for the purpose of displaying such London interbank offered rates for Eurodollar deposits).

     (jjj) "Significant Subsidiary" has the meaning specified for a "significant subsidiary" as defined in Rule 405 under the Securities Act of 1933, as amended.

     (kkk) "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of its liabilities, including, without limitation, contingent liabilities, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small capital.

     (lll) "Standard & Poor's" means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc.

     (mmm) "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which), directly or indirectly, more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership or joint venture, or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. References to Subsidiary, unless otherwise specifically stated, or the context otherwise requires, shall be a reference to a Subsidiary of the Borrower.

     (nnn) "Taxes" has the meaning specified in Section 5(a).

     (ooo) "TCCC" means The Coca-Cola Company, a Delaware corporation, or any successor thereto.

     (ppp) "United States" and "U.S." each means United States of America.

     (qqq) "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     (rrr) "Voting Trust Agreement" means the Voting Trust Agreement for certain shares of Panamerican Beverages, Inc., amended and restated as of April 20, 1993, and as further amended on July 15, 1993, among the Shareholders parties thereto and the Voting Trustees parties thereto.

     (sss) "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including preferred stock) in such Subsidiary (other than any directors' qualifying shares or shares issued to Persons to comply with local laws) is owned directly or indirectly by such Person.

     2. Payments; Prepayments.

     (a) Place and Time of Payment. All payments of principal of and interest on this Note and all other amounts payable hereunder shall be made by deposit to the Bank's Account not later than 12:00 p.m. (New York time) on the dates due, or to such other account as the Bank may designate in writing to the Borrower.

     (b) Payments to be on Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day such payment shall be made on the next succeeding Business Day (unless such next succeeding Business Day would fall in the succeeding calendar month, in which case such payment shall be made on the next preceding Business Day), and any such extension or reduction of time shall in such case be reflected in the computation of payment of interest.

     (c) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on the unpaid principal amount of this Note and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, from the date such amount becomes due until the date the same is paid in full, at a rate per annum equal at all times to 2% above the rate of interest applicable to principal hereof (including the Applicable Margin).

     (d) Optional Prepayments. The Borrower may, upon at least five Business Days' notice to the Bank at any time after 30 days from the date hereof stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall, prepay the outstanding principal amount of this Note in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, without premium or penalty but subject to breakage costs pursuant to Section 4(e); provided, however, that each partial prepayment shall be in a minimum aggregate principal amount of U.S. $5,000,000 or an integral multiple of U.S. $1,000,000 in excess thereof. Any amount prepaid under this Section 2(d) may not be reborrowed.

     (e) Mandatory Prepayments. The Borrower shall prepay the outstanding principal amount of this Note in an aggregate amount equal to the amount by which the Net Issuance Proceeds of any public or private issuance, sale or incurrence of any additional Debt (other than short-term Debt incurred in the ordinary course of business) in the international financial markets by the Borrower and/or its Subsidiaries exceeds U.S. $30,000,000 during the term of this Note. Any prepayment pursuant to this clause (e) shall be made on the second Business Day (or sooner if elected by the Borrower) following the date of receipt by the Borrower of such Net Issuance Proceeds. Any prepayment under this clause (e) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid. Any prepayment subject to this clause (e) shall be subject to Section 4(e).

     3. Interest. All computations of interest hereon shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

     4. Increased Costs, Etc.; Funding Losses.

     (a) If, due to either (i) the introduction of or any change in, or in the interpretation of, any law or regulation or (ii) the need to comply with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) adopted or made after the date of this Note (except, with respect to both subclauses (i) and (ii), any law, regulation, guideline or request addressed in Section 5), there shall be any increase in the cost to the Bank or any Person controlling the Bank of agreeing to make or making, funding or maintaining the Loan, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost; provided, however, that, before making any such demand, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank. The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amounts required fully to compensate the Bank for such increased cost or reduced amount; provided, however, that notice in respect of any additional amounts payable hereunder in respect of any Interest Period shall not be effective, and no such additional amounts shall be payable hereunder in respect of such Interest Period, unless such notice is given not later than the 360th day following the Maturity Date. No such additional amounts shall be payable hereunder for increased costs incurred in respect of any period from 90 days after the date on which the Bank becomes actually aware of such increased cost to the date on which the Bank delivers notice of such increased cost, except for additional amounts for increased costs incurred as a result of the retroactive application of any law, rule or regulation. A certificate as to the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

     (b) If the Bank determines that (i) the introduction of or any change in, or in the interpretation of, any law or regulation or (ii) the need to comply with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) adopted or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank and the Bank determines that the amount of such capital is increased as a result of the transactions contemplated hereby and other commitments of this type, then, upon demand by the Bank, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of Loan made hereunder; provided, however, that, before making any such demand, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increase in capital and would not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank. The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amounts required fully to compensate the Bank for such increased cost or reduced amount; provided, however, that notice in respect of any additional amounts payable hereunder in respect of any Interest Period shall not be effective, and no such additional amounts shall be payable hereunder in respect of such Interest Period, unless such notice is given not later than the 360th day following the Maturity Date. No such additional amounts shall be payable hereunder for increased capital requirements for any period from 90 days after the date on which the Bank becomes actually aware of such increased capital requirements to the date on which the Bank delivers notice of such increased capital requirements, except for additional amounts for increased capital requirements as a result of the retroactive application of any law, rule or regulation. A certificate as to such amounts submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

     (c) If the Bank determines that the Eurodollar Rate for any Interest Period for the Loan will not adequately reflect the cost to the Bank of making, funding or maintaining the Loan for such Interest Period, the Bank shall forth-with so notify the Borrower, whereupon the Loan will automatically, on the last day of the then-existing Interest Period, bear interest by reference to the Alternate Base Rate.

     (d) Notwithstanding any other provision of this Note, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Bank or its Lending Office to perform its obligations hereunder, then, on notice thereof and demand therefor by the Bank to the Borrower, the Loan will automatically, upon such demand, bear interest, at the end of the current Interest Period therefor (or sooner if required by law), by reference to the Alternate Base Rate; provided, however, that, before making any such demand, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow the Bank or its Lending Office to continue to perform its obligation to maintain the Loan and would not, in the judgment of the Bank, be otherwise disadvantageous to the Bank.

     (e) In the event the Bank shall incur any loss, cost, or expense (including any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to make, continue, or maintain any portion of the principal amount of the Loan), but excluding any loss of any margin above the Eurodollar Rate, as a result of any repayment or prepayment of the principal amount of the Loan on a date other than the scheduled last day of the Interest Period applicable thereto then, upon the written notice of the Bank to the Borrower, the Borrower shall, within five days of its receipt thereof, pay directly to the Bank such amount as will (in the reasonable determination of the Bank) reimburse the Bank for such loss, cost or expense. Such written notice (which shall include all calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     5. Taxes.

     (a) Any and all payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding franchise taxes, taxes, levies, imposts, deductions, charges or withholdings (and all liabilities with respect thereto) imposed on or measured by reference to net income which are imposed on the Bank by (i) the United States of America, (ii) any political subdivision of the United States or (iii) any foreign jurisdiction or political subdivision thereof under the laws of which the Bank is organized, or in which the Bank has qualified to do or in fact does business (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount required to be deducted to the relevant taxing authority or other authority in accordance with applicable law. The Bank shall provide to the Borrower such forms and certifications as are reasonably necessary to avoid or reduce the Borrower's obligation to deduct Taxes from any payment hereunder; provided that the Bank shall not be required to furnish any such form or certification to the extent such Person reasonably determines (consistent with its internal policy and legal and regulatory restrictions) that such action would be disadvantageous to such Person.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any excise or property taxes or any other charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note (hereinafter referred to as "Other Taxes").

     (c) The Borrower will indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Bank makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes by the Borrower, the Borrower will furnish to the Bank, at its address referred to in Section 9(b), the original or a certified copy of a receipt evidencing payment thereof (or, if a receipt cannot be obtained in the applicable jurisdiction, other appropriate evidence of payment thereof).

     (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of principal and interest hereunder.

     6. Representations and Warranties. The Borrower represents and warrants to the Bank as follows:

     (a) The Borrower and each of its Subsidiaries (i) is a corporation duly organized and validly existing (and, in the case of any such Subsidiary incorporated under the laws of one of the States comprising the United States, in good standing) under the laws of its jurisdiction of formation, (ii) is duly qualified as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where failure to so qualify would not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to do so would be reasonably likely not to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

     (b) Set forth on Item 6(b) of the Disclosure Schedule is a complete and accurate organizational chart for the Borrower and its Subsidiaries showing as of the date hereof (as to each such Subsidiary) (x) the jurisdiction of its incorporation and (y) the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as at the date hereof; and the information set forth therein is correct in all material respects. All of the shares of the Borrower and each of its Subsidiaries have been validly issued, fully paid, are non-assessable and are owned by the Borrower or one or more of its Subsidiaries and such stock ownership is shown on the stock registry of the relevant Subsidiary issuing such shares free and clear of all Liens. Except as disclosed in such Item 6(b) of the Disclosure Schedule, all the shares of outstanding capital stock of all of such Subsidiaries that the Borrower purports to own as set forth in Item 6(b) of the Disclosure Schedule have been validly issued, are fully paid and non-assessable and are owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens.

     (c) The execution, delivery and performance by the Borrower of this Note and each other Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's constitutional documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) except as set forth on Item 6(c) of the Disclosure Schedule, conflict with or result in the breach of, constitute a default under, or cause or permit any mandatory prepayment or acceleration of the maturity of, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of their properties or assets, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to result in a Material Adverse Effect.

     (d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower of this Note or any other Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby, or (ii) the exercise by the Bank of its rights under this Note or any other Loan Document to which the Borrower is a party or the remedies provided hereunder or thereunder.

     (e) This Note has been, and each other Loan Document to which the Borrower is or is to be a party when delivered hereunder will have been, duly executed and delivered by the Borrower. This Note is, and each other Loan Document to which the Borrower is or is to be a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and general principles of equity.

     (f) The Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable laws, rules, regulations and orders, except where the failure to so comply would not be reasonably likely to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

     (g) The audited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2001, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied (in the case of such Consolidated financial statements) by an opinion of Arthur Andersen & Co., independent public accountants, copies of which have been furnished to the Bank, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.

     (h) Since December 31, 2001, there has been no Material Adverse
Change.

     (i) All written information (other than projections with respect to the future financial performance of the Borrower and its Subsidiaries) heretofore or contemporaneously herewith furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank for purposes of or in connection with this Note, any other Loan Document and the transactions contemplated hereby and thereby is, and all written information (other than projections with respect to the future financial performance of the Borrower and its Subsidiaries) hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading. All projections with respect to the future financial performance of the Borrower and its Subsidiaries heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank have been, and all such projections hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank will be, prepared in good faith and represent or will represent the Borrower's realistic views as to such performance at the time such projections were prepared.

     (j) Except as set forth in Item 6(j) of the Disclosure Schedule, there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries (and, with respect to unasserted claims, to the knowledge of the Borrower) (including, but not limited to, any Environmental Action) pending or threatened before any court, Governmental Authority or arbitrator that (i) if adversely determined, would be reasonably likely to result in a Material Adverse Effect or (ii) would be reasonably likely to adversely affect the legality, validity or enforceability of this Note, any other Loan Document, or the consummation of the transactions contemplated hereby or thereby.

     (k) (i) Neither the Borrower nor any of its Subsidiaries has taken any action (including any steps to terminate any Compensation Plan), nor made any omission (including any failure to make any required contribution to any Compensation Plan), with respect to any Compensation Plan, in either case which (A) would result in a liability to the Borrower or any Subsidiary in excess of U.S. $1,000,000 (or the equivalent in any other currency), (B) would give rise to a Lien over any of its properties, assets, or revenues, or (C) would be reasonably likely to result in a Material Adverse Effect; and

          (ii) the Borrower and each of its Subsidiaries is in compliance in all material respects with the regulatory requirements of applicable law relating to pensions, employee retirement benefits and social security and has made all payments required to be made pursuant thereto. Except as set forth in Item 6(k) of the Disclosure Schedule, neither the Borrower nor any of its Subsidiaries sponsors, or is required to contribute to, any Compensation Plan, except such Compensation Plans that do not require funding and that may be terminated by the Borrower or the applicable Subsidiary, as the case may be, without its incurring any liability.

     (l) Except as set forth in Item 6(l) of the Disclosure Schedule, each of the Borrower and its Subsidiaries has filed all material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

     (m) (i) Except as set forth in Item 6(m) of the Disclosure Schedule, the operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, all materially necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries, the Borrower and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, except where the failure to comply with or obtain such Environmental Permits would not be reasonably likely to result in a Material Adverse Effect and no circumstances exist that could
(A) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that would be reasonably likely to result in a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law; and

          (ii) Hazardous Materials have not been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of the Borrower or any of its Subsidiaries, except in compliance with all Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance with all Environmental Laws and Environmental Permits and except where the failure to comply with Environmental Laws or obtain such Environmental Permits would not be reasonably likely to result in a Material Adverse Effect.

     (n) Neither the Borrower nor any of its Subsidiaries is a party to any Existing Debt Agreement, indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that materially inhibits the conduct of its business, as currently operated or as planned.

     (o) Neither the Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" required to be registered as such within the meaning of the United States Investment Company Act of 1940, as amended. Neither the making of the Loan, nor the application of the proceeds of repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

     (p) Set forth in Item 6(p) of the Disclosure Schedule is a complete and accurate list of all material Existing Debt, as of September 30, 2002, showing as of such date the outstanding principal amount thereof. No other material Debt has been incurred since such date. Except as shown in Item 6(p) of the Disclosure Schedule, on the date hereof, there is no Debt owing from the Borrower to any of its Subsidiaries. The Obligations of the Borrower under this Note rank at least pari passu with all other senior, unsecured Debt of the Borrower.

     (q) Neither the Borrower nor any of its property or assets has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction of its incorporation.

     (r) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of the Loan will be used for the purpose of, or be made available by the Borrower or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, purchasing or carrying Margin Stock.

     (s) The Borrower, individually and on a Consolidated basis with its Subsidiaries, is, after giving effect to the Loan, Solvent.

     (t) The Borrower used the proceeds of the Loan made by the Bank to finance the acquisition of certain assets in Panama.

     (u) The Board of Directors of the Borrower adopted by resolution a dividend policy whereby an amount equal to between 15% and 25% of the Borrower's Consolidated net income from the previous year will be paid to shareholders each year, in quarterly distributions, as determined by the Board of Directors. Such dividend policy remains in effect as of the date hereof. Pursuant to the Certificate of Designations in effect as of the date of this Agreement for the Series C Preferred Stock of the Borrower, any change in the Borrower's policy with respect to dividends or distributions to shareholders of the Borrower requires the approval of the holder of the two outstanding shares of Series C Preferred Stock. As of the date of this Agreement, the Borrower does not anticipate any change in its dividend policy or in the terms of the Certificate of Designations of the Series C Preferred Stock.

7.       Covenants.

     (a) Affirmative Covenants. So long as any Obligations under this Note shall remain unpaid, the Borrower shall, unless the Bank shall otherwise consent in writing:

          (i) Compliance with Laws, Etc. Except when the failure to do so would not be reasonably likely to result in a Material Adverse Effect, comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders.

          (ii) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (A) all taxes, assessments and governmental charges or levies imposed upon it or upon its property or assets and (B) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained (if required by GAAP), unless and until any Lien resulting therefrom attaches to its property or assets and becomes enforceable against its other creditors.

          (iii) Compliance with Environmental Laws. Except when the failure to do so would not be reasonably likely to result in a Material Adverse Effect, comply, and cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any reasonable investigation, study, sampling and testing, and undertake any reasonable cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (iv) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

          (v) Preservation of Corporate Existence, Etc. Except as permitted under Section 7(b)(ii), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises (including, without limitation, any franchise agreement of the Borrower or any Subsidiary with TCCC or any Affiliate thereof, which agreements shall be preserved and maintained in a manner consistent in all material respects with past practice); provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, nor shall the Borrower be required to maintain the corporate existence of any Subsidiary if the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and the failure to preserve any such right or franchise or maintain the corporate existence of such Subsidiary would not be reasonably likely to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

          (vi) Visitation Rights. At any time during regular business hours upon prior written notice to and approval of the Borrower (which approval shall not be unreasonably withheld or delayed) permit the Bank, or any agents or representatives thereof, to examine and make notes with respect to records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their executive officers or directors and with their independent certified public accountants.

          (vii) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

          (viii) Maintenance of Properties, Etc. Except where the failure to do so would not be reasonably likely to result in a Material Adverse Effect, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties and assets that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (ix) Transactions with Affiliates.

               (A) Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted hereunder with any of its Subsidiaries (x) in the ordinary course of business in accordance with past practices or (y) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

               (B) Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted hereunder with any of their Affiliates (other than their Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

               (C) Prior to the Borrower becoming indebted to any Affiliate of the Borrower, cause such Affiliate to execute a subordination agreement in form and substance satisfactory to the Bank, subordinating such Debt to be owed to such Affiliate to all Obligations of the Borrower hereunder, and thereafter deliver to the Bank a copy thereof certified by a duly authorized officer or agent to be a true and correct copy of the original.

          (x) Compliance with Terms of Leaseholds. Except where the failure to do so would not be reasonably likely to result in a Material Adverse Effect, make all payments and otherwise perform in all material respects all obligations in respect of all material leases of real property and cause all of its Subsidiaries to do so, and, to the extent material to the business of the Borrower, keep such leases in full force and effect and not allow such leases to lapse or be terminated or rights to renew such leases to be forfeited or canceled.

          (xi) Sales of Assets. Cause any assets that are, in the aggregate during the term of this Note, material to the Consolidated financial position of the Borrower, to be sold or otherwise transferred by the Borrower or any of its Subsidiaries to be so sold or transferred at a value that shall reasonably approximate their fair market value (it being understood that "material," for purposes of this clause (xi) only, shall mean an amount equal to, for all assets during the term of this Note, 5.5% of Consolidated Tangible Net Assets (calculated as of the end-date of the last quarter for which Consolidated financial statements have been distributed)).

     (b) Negative Covenants. So long as any Obligation under this Note shall remain unpaid, the Borrower shall not, without the written consent of the Bank:

          (i) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties and assets of any character (including, without limitation, accounts and capital stock) whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other rights to receive revenues, excluding, however, from the operation of the foregoing restrictions:

               (A) Permitted Liens; and

               (B) Liens securing Debt if, after giving pro forma effect to the incurrence of such Debt (and the receipt and application of the proceeds thereof) or the securing of outstanding Debt, the sum of (without duplication) all Debt of the Borrower and its Subsidiaries secured by Liens (other than Permitted Liens), at the time of determination would not exceed 10% of Consolidated Tangible Net Assets.

          (ii) Mergers, Etc. Merge with or into or consolidate with or into any Person, or permit any of its Subsidiaries to do so, unless: (A) either (1) such merger or consolidation is between any of the Borrower's Subsidiaries and any of the Borrower's other Subsidiaries,
     (2) the Borrower shall be the continuing Person in the case of a merger or (3) the resulting or surviving Person if other than the Borrower (the "Successor Company") shall expressly assume, by a written agreement, executed and delivered to the Bank, in form satisfactory to the Bank, all the Obligations of the Borrower under this Note; (B) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary of the Borrower or the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default would occur or be continuing and the Borrower shall have delivered to the

     Bank an officer's certificate to that effect; and (C) except in the case of any merger or consolidation under subclause (A)(1) above: (1) the Borrower shall have delivered to the Bank an officer's certificate and an opinion of counsel, each stating that such consolidation or merger and such written agreement comply with this Note and, if such consolidation or merger results in a Successor Company, that such written agreement constitutes the legal, valid and binding obligation of the Successor Company, enforceable against such entity in accordance with its terms, subject to customary exceptions, and (2) at least two of Standard & Poor's, Moody's or Fitch shall have notified the Bank in writing that the proposed merger or consolidation will not result in a withdrawal or reduction of its credit rating of the Borrower below the lower of the then existing rating thereof.

          (iii) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature and conduct of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date hereof.

          (iv) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by GAAP or requested by any Governmental Authority (and in each case the Borrower will promptly notify the Bank of any such change).

          (v) Constitutional Documents. Amend, modify or change in any manner any material term or condition of any constitutional document (including, without limitation, the Voting Trust Agreement, any other shareholders agreement or any similar agreement) of the Borrower or any Subsidiary or take any other action in connection with any constitutional document that would reasonably be likely to result in a Material Adverse Effect, except as permitted by Section 7(b)(ii).

          (vi) Shareholders' Agreements. Enter into, or permit any of its Subsidiaries to enter into, any shareholders' agreement (or similar agreement or arrangement) with any holder of Voting Stock of the Borrower (other than with TCCC or any Subsidiary thereof or with Venbottling Holdings, Inc. or with the voting trustees under the Voting Trust Agreement).

          (vii) Change in Control. Suffer, or allow its Subsidiaries to suffer, a Change in Control.

          (viii) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any of its assets, including (without limitation) any shares of capital stock of Subsidiaries and any manufacturing plant or substantially all assets constituting the business of a division, branch or other unit operation, except

               (A) sales of inventory, scrap and by-products in the ordinary course of business;

               (B) sales of equipment and vehicles in the ordinary course of business, provided that the proceeds thereof are promptly reinvested in comparable equipment or vehicles;

               (C) sales of assets (including, but not limited to, shares of capital stock of Subsidiaries) of the Borrower or any of its Subsidiaries, provided that at the time of such sale and after giving effect thereto no Event of Default shall have occurred and be continuing; and

               (D) sales of assets to Affiliates permitted under Section
          7(a)(ix).

          (ix) Debt. Create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt other than:

               (A) in the case of the Borrower,

                    (1) Debt under this Note;

                    (2) the Existing Debt identified in Item 6(p) of the
               Disclosure Schedule;

                    (3) endorsement of negotiable instruments for deposit
               or collection or similar transactions in the ordinary course of business consistent in all material respects with past practices;

                    (4) any Debt owed by the Borrower to any Subsidiary
               incurred in the ordinary course of business consistent in all material respects with past practices; provided that all such Debt owed by the Borrower to any Affiliate of the Borrower shall be subordinated to all Obligations of the Borrower under this Note pursuant to a subordination agreement in form and substance satisfactory to the Bank;

                    (5) any Debt not otherwise permitted hereunder,
               provided that (I) an amount equal to the amount by which the Net Issuance Proceeds from the issuance thereof (other than short-term Debt incurred in the ordinary course of business) exceeds U.S. $30,000,000 is promptly applied to prepay the Loan, in accordance with Section 2(e) hereof; and (II) at the time such Debt is incurred and after giving effect thereto (and to the repayment required hereunder) no Event of Default shall have occurred and be continuing;

                    (6) any replacement, extension or renewal of any Debt
               permitted by subclause (2), (4) or (5) above;

               (B) in the case of any Subsidiary of the Borrower,

                    (1) the Existing Debt identified in Item 6(p) of the
               Disclosure Schedule; and

                    (2) any Debt of any Subsidiary not otherwise permitted
               hereunder; provided that at the time such Debt is incurred and after giving effect thereto, no Event of Default shall have occurred and be continuing.

     For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Borrower, in its reasonable discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of the above clauses and (ii) an item of Debt may be split between more than one of the applicable types of Debt described above.

     (c) Reporting Requirements. So long as any Obligation under this Note shall remain unpaid, the Borrower shall, unless the Bank shall otherwise consent in writing, furnish to the Bank:

          (i) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (ii) Quarterly Financials. As soon as available and in any event within 60 days after the end of each quarter of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared (with respect to such Consolidated financial statements) in accordance with GAAP, together with a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (iii) Annual Financials. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case (with respect to such Consolidated financial statements) accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized standing acceptable to the Bank, together with (A) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (B) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (iv) Compensation Plans. As soon as possible and in any event within five days after the Borrower knows or has reason to know of any action (including any steps to terminate any Compensation Plan), or any omission (including any failure to make any required contribution to any Compensation Plan), with respect to any Compensation Plan, in either case the result of which (A) could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any Compensation Plan, (B) could give rise to a Lien over any of its properties, assets, or revenues, or (C) would be reasonably likely to result in a Material Adverse Effect, notice thereof and copies of all documentation relating thereto.

          (v) Material Adverse Change. As soon as possible and in any event within five days after the Borrower knows or has reason to know of any Material Adverse Change, or any event or circumstance which might result in a Material Adverse Change, notice thereof and copies of all documentation relating thereto.

          (vi) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, by or against the Borrower or any of its Subsidiaries or Affiliates of the type described in Section 6(j).

          (vii) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with any securities commission or similar Governmental Authority or with any national securities exchange.

          (viii) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 7(c).

          (ix) Environmental Conditions. Promptly after the occurrence thereof, notice of any condition or occurrence on any property of the Borrower or any of its Subsidiaries that results in a material noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit or could form the basis of an Environmental Action against the Borrower or any of its Subsidiaries that would be reasonably likely to result in a Material Adverse Effect.

          (x) Other Information. Such other information respecting the business, financial condition, operations, performance, properties, assets or prospects of the Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

     (d) Financial Condition. So long as any Obligation under this Note shall remain unpaid, the Borrower shall, unless the Bank otherwise consents in writing:

          (i) Interest Coverage Ratio. Maintain an Interest Coverage Ratio (calculated as of the last day of each fiscal quarter or year, as reflected in the quarterly or annual financial statements for such fiscal quarter or year, for the twelve-month period ending on the relevant date of determination) of not less than 4.00 to 1.

          (ii) Debt to EBITDA Ratio. Maintain a ratio of Consolidated Debt to Consolidated EBITDA (calculated as of the last day of each fiscal quarter or year, as reflected in the quarterly or annual financial statements for such fiscal quarter or year, for the twelve-month period ending on the relevant date of determination) of not more than
     2.30 to 1.

     8. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

     (a) The Borrower fails to pay any principal, interest, or other amount hereunder as and when such amount becomes payable (whether at stated maturity or otherwise); or

     (b) any representation or warranty made by the Borrower (or any of its officers) under or in connection with this Note or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

     (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in (i) Section 7(a)(v), Section 7(a)(xi), Section 7(b), Section 7(c)(i) or (v), Section 7(d) or (ii) Section 7(c)(ii)-(iv) or
(vi)-(x) if such failure shall remain unremedied for five (5) days after the Borrower has knowledge thereof or written notice thereof shall have been given to the Borrower by the Bank; or

     (d) the Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 20 days after the Borrower has knowledge thereof or written notice thereof shall have been given to the Borrower by the Bank; or

     (e) (i) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on any other amount payable in respect of any Debt that is outstanding in an aggregate principal or notional amount of at least U.S. $20,000,000 (or the equivalent in another currency) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or
(iii) any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (other than, in the case of subclauses (ii) and (iii) above, any such Debt that has become due and payable as a result solely of any sale of assets by the Borrower or its Subsidiaries, provided that such Debt is paid when due from the proceeds of such sale); or

     (f) the Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in respect of an involuntary proceeding instituted against such Person, the same shall remain unstayed or undismissed for 60 days; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause; or

     (g) any judgment or order for the payment of money in excess of U.S. $20,000,000 (or the equivalent in another currency) which is not covered by insurance shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (h) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that is reasonably likely to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (i) the Borrower shall have taken any action (including any steps to terminate any Compensation Plan), or shall have made any omission (including any failure to make any required contribution to any Compensation Plan), with respect to any Compensation Plan, which in either case would (i) result in a liability to the Borrower in excess of U.S. $1,000,000 (or the equivalent in any other currency), or (ii) be reasonably likely to result in a Material Adverse Effect; or

     (j) a Change in Control shall occur; or

     (k) any Governmental Authority shall condemn, seize, compulsorily purchase or expropriate all or a substantial part of the assets and properties of the Borrower or its Subsidiaries; or

     (l) by reason of any material interference by any Governmental Authority, or otherwise, this Note, in whole or in part, shall become invalid, or shall fail to be in full force and effect in accordance with its terms or the binding effect or enforceability thereof shall be contested by the Borrower;

then, and in any such event, the Bank may, by notice to the Borrower, declare this Note, all interest hereon and all other amounts payable under this Note to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code or any similar order or adjudication under applicable law that would impose a moratorium on or stay of creditor efforts to collect debts to become effective, the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

     9. Miscellaneous.

     (a) Amendments, Etc. No amendment or waiver of any provision of this Note or any other Loan Document, nor consent to any departure by the Borrower therefor, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile or telex communication) and faxed, telexed or delivered, if to the Borrower, at Torre Dresdner Bank, 7th Floor, Calle 50, Panama City, Republic of Panama,
Attention: Chief Financial Officer, Facsimile: (507) 223-8308, Telephone:
(507) 223-8723, with a copy to Panamco L.L.C., 701 Waterford Way, 8th Floor, Miami, Florida, Attention: General Counsel, Facsimile: (786) 388-8191, Telephone: (305) 929-0800; and if to the Bank, at its Lending Office, with a copy to Monica Saynez/Javier Bernus, Bosque de Alisos #45-B, Col. Bosques de las Lomas, 05120 Mexico D.F., Facsimile: (5255) 5259-3218,
Telephone: (5255) 5258-2127; or at such other address as shall be designated by any party in a written notice to the other party. All such notices and communications shall, when faxed or telexed, be effective when transmitted by facsimile or confirmed by telex answerback, respectively, except that notices and communications to the Bank pursuant to Sections 2 and 8 shall not be effective until received by the Bank. All such notices and other communications, if not in English, shall be accompanied by an English translation.

     (c) No Waiver, Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law.

-

     (d) Costs, Expenses and Indemnification.

          (i) The Borrower agrees to pay on demand (A) all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Note and any other Loan Document, including, without limitation, (1) all reasonable out-of-pocket due diligence, transportation, computer, printing, bank meeting, duplication, appraisal, audit, search, filing and recording fees and expenses and, with the prior approval of the Borrower, insurance and consultant fees, and (2) the reasonable fees and expenses of counsel with respect thereto, with respect to advising them as to their rights and responsibilities, or the perfection, protection or preservation of rights, or interests, under this Note and any other Loan Document, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting, claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto and (B) all costs and expenses of the Bank in connection with the enforcement of this Note and any other Loan Document, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Bank with respect thereto).

          (ii) The Borrower agrees to indemnify and hold harmless the Bank and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that are actually incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Borrower's use of the proceeds of the Loan, (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries or (iii) this Note or any other Loan Document or any Indemnified Person's role in connection therewith, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Subsidiaries, directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          (iii) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under this Note, including, without limitation, fees and expenses of counsel (including the allocated cost of in-house counsel) and indemnities, such amount may be paid on behalf of the Borrower by the Bank, in its sole discretion, and such amount shall be reimbursed by the Borrower.

     (e) Right of Set-off. Upon the occurrence and during the continuance of any payment Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing hereunder, irrespective of whether the Bank shall have made any demand hereunder and although such Obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 9(e) are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.

     (f) Binding Effect; Assignments and Participations. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may at any time assign or otherwise transfer or sell participations in this Note or any of its rights with respect hereto to an Eligible Assignee.

     (g) Governing Law. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York.

     (h) Confidentiality. The Bank shall not disclose any Confidential Information to any Person without the consent of the Borrower, other than
(i) to the Bank's officers, directors, employees, agents and advisors to the extent necessary and to actual or prospective Eligible Assignees and participants, and then only so long as such Person agrees to keep confidential such information, (ii) as required by any, law, rule or regulation or judicial process and (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

     (i) Judgment.

          (i) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. Dollars into another currency (the "Other Currency"), the Borrower agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase U.S. Dollars in New York City on the Business Day preceding that on which final judgment is given.

          (ii) The obligation of the Borrower in respect of any sum due in U.S. Dollars from it to the Bank hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that, on the Business Day following receipt by the Bank of any sum adjudged to be so due in such Other Currency the Bank may, in accordance with normal banking procedures, purchase U.S. Dollars with such Other Currency; if the amount of the U.S. Dollars so purchased is less than the sum originally due to the Bank in U.S. Dollars, the Borrower agrees, as a separate obligation and notwithstanding such judgment, to indemnify the Bank against such loss, and if the amount of the U.S. Dollars so purchased exceeds the sum originally due to the Bank in U.S. Dollars, the Bank agrees to remit to the Borrower such excess.

     (j) Consent to Jurisdiction.

          (i) The Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the borough of Manhattan in New York City and any appellate court from any thereof and to the courts of its own corporate domicile with respect to actions brought against it as a defendant in any action or proceeding arising out of or relating to this Note or any other Loan Document, and the Borrower hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that such court is an inconvenient forum. The Borrower hereby irrevocably appoints CT Corporation System, Inc. (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent's above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in
     Section 9(b). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (ii) Nothing in this clause (j) shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

          (iii) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its Obligations under this Note.

          (iv) Any judicial proceeding by the Borrower against the Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected to this Note or any Loan Document shall be brought only in court in New York, New York, to the extent that jurisdiction may be effected against the Bank in New York, New York.

     (k) WAIVER OF JURY TRIAL. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.


                                    -33

     (l) Limitation on Liability. The Borrower hereby waives, releases and agrees not to sue the Bank upon any claim for any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to this Note or the relationship established by this Note, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Bank, and is final and not subject to review on appeal, that such damages were the result of acts or omissions on the part of the Bank constituting gross negligence or willful misconduct.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

                                        PANAMERICAN BEVERAGES, INC.



                                       By:
                                           /s/ Annette Franqui
                                           ------------------------------------
                                          Name:  Annette Franqui
                                          Title: Vice President, Chief Financial
                                                 Officer & Treasurer

                                  ANNEX A



                            DISCLOSURE SCHEDULE

                                 Item 6(b)
                                 ---------

                            Organizational Chart
                            --------------------


                   PANAMCO BRAZIL - ORGANIZATIONAL CHART


                             [Graphic Omitted}

                            CORPORATE STRUCTURE
                          PANAMCO COLOMBIA, S.A.


                             [Graphic Omitted]

                  Panamco Costa Rica Corporate Structure


                             [Graphic Omitted]

                        PANAMCO GUATEMALA CORPORATE
                                 STRUCTURE


                             [Graphic Omitted]

                   CORPORATE STRUCTURE OF PANAMCO MEXICO


                             [Graphic Omitted]

                   Panamco Nicaragua Corporate Structure


                             [Graphic Omitted]

                        PANAMERICAN BEVERAGES, INC.

                     NON-OPERATING CORPORATE STRUCTURE


                             [Graphic Omitted]

                           PANAMCO DE VENEZUELA
                            CORPORATE STRUCTURE



                             [Graphic Omitted]

                             [Graphic Omitted]

                                 Item 6(c)
                                 --------

                                 Conflicts
                                 ---------

                                   None.

                                 Item 6(j)
                                 ---------

                                 Litigation
                                 ----------


None, except as described in the Borrower's public filings with the Securities & Exchange Commission and in the footnotes to the Borrower's Consolidated financial statements dated as of December 31, 2001, and the lawsuit filed by Refrescos Nacionales, S.A. on September 10, 2002 and further amended, against Coca-Cola de Panama Compania Embotelladora, S.A. and certain of its Subsidiaries for alleged antitrust actions in the Republic of Panama for the total amount of US$ 97,622,676.00. This lawsuit is in the process of being admitted by the competent court in Panama. Coca-Cola de Panama Compania Embotelladora, S.A. has not been formally served with the summons of this lawsuit. As of the date hereof the Borrower has had access only to limited information on regards to this case. Based on the preliminary and non-official information that the Borrower has reviewed the Borrower believes that Coca-Cola de Panama Compania Embotelladora, S.A. will have sufficient legal arguments to vigorously challenge this lawsuit.

                                 Item 6(k)
                                 ---------

                             Compensation Plan
                             -----------------

Neither the Borrower nor any of its Subsidiaries sponsors, nor is required to fund any Compensation Plans, except those described in the public filings with the Securities & Exchange Commission and in the notes to the Consolidated financial statements dated as of December 31, 2001.

                                 Item 6(l)
                                 ---------

                                Tax Returns
                                -----------

None, except as described in the Borrower's filings with the Securities & Exchange Commission and in the notes to the Borrower's Consolidated financial statements dated as of December 31, 2001.

                                 Item 6(m)
                                 ---------

                             Environmental Laws
                             ------------------

None, except that the Borrower's Subsidiaries has spent approximately US$
6.5 million during 2002 on plant upgrades to meet environmental objectives, including formal compliance with federal and local regulations in certain of the countries in which they operate. In particular to continue the process of bringing certain Subsidiaries into compliance, as permitted by applicable Environmental Laws in the countries in which they operate.

                                 Item 6(p)
                                 ---------

              Material Existing Debt as of September 30, 2002
              -----------------------------------------------
(1)  Material Existing Debt of the Borrower

Creditor                              Amount US$ (000)          Maturity Date
--------                              ----------------          -------------

Public Senior Notes                           150,000              04/01/03

Public Senior Notes                           290,000              07/01/09

ING Baring (US) Capital LLC                   130,000              11/22/04

BBVA                                           10,000              10/24/02

Wachovia                                       10,000              07/03/03

Total:                                        590,000


(2)  Material Existing Debt of the Mexican Subsidiaries

Creditor                              Amount US$ (000)          Maturity Date
--------                              ----------------          -------------

BankBoston                                      3,244              09/01/05

Public Notes (UDI Denominated)                118,245              11/13/06

ING/BBVA                                       61,169              12/16/03

Rabobank                                       18,000              07/21/03

Total:                                        200,658


(3)  Material Exiting Debt of the Brazilian subsidiaries

Creditor                              Amount US$ (000)          Maturity Date
--------                              ----------------          -------------

Coca Cola                                         405               07/2003

Banco Itau                                         60               03/2003

Banco Sudameris                                   122               01/2003

Total:                                            587

(4)  Material Existing Debt of the Colombian Subsidiaries

Creditor                              Amount US$ (000)          Maturity Date
--------                              ----------------          -------------

Public Notes (Peso Denominated)                12,111              08/2007

Public Notes (Peso Denominated)                23,249              08/2005

Public Notes (Peso Denominated)                 5,912              08/2006

Citibank                                        7,496              10/2002

Total:                                         58,768


(5)  Material Existing Debt of the Venezuelan Subsidiary

Creditor                              Amount US$ (000)          Maturity Date
--------                              ----------------          -------------

Santander Central Hispano                      10,000              08/2003

Comerica                                       10,000              06/2003

Citibank                                       33,000              12/2002

Total:                                         53,000


(6)  Material Existing Debt of the Costa Rican Subsidiary

No Debt


(7)  Material Existing Debt of the Nicaraguan Subsidiary

Creditor                              Amount US$ (000)          Maturity Date
--------                              ----------------          -------------

Citibank                                        5,500              09/2003

Total:                                          5,500

(8)   Material Existing Debt of the Guatemalan Subsidiary

Creditor                              Amount US$ (000)          Maturity Date
--------                              ----------------          -------------

Banco Granai & Towson                              86             12/2002

Banco Granai & Towson                           2,318             10/2005

Banco Industrial                                  104             06/2003

Banco Industrial                                  223             08/2003

Banco Industrial                                  809             10/2002

Total:                                          3,540

                                Item 7(b)(i)
                                ------------

                               Existing Liens
                               --------------

     As of September 30, 2002, the Existing Liens of the Borrower and its Subsidiaries are the following:

Panamerican Beverages, Inc.:  None


Spal Industria Brasileira de Bebidas S/A (Brazilian Operation):

Bank                                  Lien                      Amount US$(000)
----                                  ----                      ---------------

Banco Itau                            Pledge on Machinery                   60

Total:  US$60,000


Panamco Mexico (Mexican Operation):

Bank                                  Lien                      Amount US$(000)
----                                  ----                      ---------------

BankBoston                           Pledge on Machinery                4,153

Total:  US$4,153,000


Panamco Colombia (Colombian Operation):  None


Embotelladora Panamco Tica (Costa Rican Operation):  None


     (m) Panamco Venezuela (Venezuelan Operation): None



Panamco Nicaragua (Nicaraguan Operation):  None

Embotelladora Central (Guatemalan Operations):

Bank                                  Lien                      Amount US$(000)
----                                  ----                      ---------------

Banco Industrial                      Pledge on Machinery                  104

Total:  US$104,000